EXHIBIT 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pro-Pharmaceuticals, Inc. (the “Company”) on Form S-8, pertaining to the registration of an aggregate of 3,000,000 shares of common stock under the Pro-Pharmaceuticals, Inc. 2001 Stock Incentive Plan and the Pro-Pharmaceuticals, Inc. 2003 Non-employee Director Stock Incentive Plan, of our report dated April 10, 2002 with respect to the financial statements of the Company (which expresses an unqualified opinion), which appears in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002.

/s/    Scillia Dowling & Natarelli LLC

Scillia Dowling & Natarelli LLC

Hartford, Connecticut

October 20, 2003